Exhibit 99.1

DeVry Education Group Announces New Credit Agreement

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--April 6, 2015--DeVry Education Group (NYSE:DV), a global provider of educational services, today announced that it had entered into a new, secured revolving credit agreement. The amount of borrowing capacity available under the credit agreement is $400 million. Subject to certain conditions set forth in the credit agreement, the aggregate commitment may be increased up to $550 million. The credit agreement has a five-year term ending May 2020 and replaces DeVry Group’s prior $400 million agreement that was set to expire in May 2016.

“We view our credit facility as a key element of our capital structure as we pursue our strategic growth initiatives,” said Daniel Hamburger, president and chief executive officer of DeVry Education Group.

Borrowings under the credit agreement bear interest at LIBOR plus 200 basis points, although higher margins up to 300 basis points may apply based on the ratio of consolidated total debt to EBITDA (earnings before interest, taxes, depreciation and amortization). The credit agreement contains customary affirmative, negative and financial maintenance covenants, representations, warranties, events of default and remedies upon default including acceleration, and borrowing conditions.

Currently, there are no outstanding borrowings under either the expiring or new credit facilities. Additional information is available in DeVry Group’s current report on Form 8-K filed with the SEC today.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance, and law. For more information, please visit http://www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2014 and filed with the Securities and Exchange Commission (SEC) on August 27, 2014 and its most recent Form 10-Q for the quarter ending December 31, 2014 and filed with the SEC on February 5, 2015.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter
jwalter@devrygroup.com
630-353-3800
or
Media Contact:
Ernie Gibble
egibble@devrygroup.com
630-353-9920